Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qurate Retail, Inc.:

We consent to the use of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Qurate Retail, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, “the financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Our report dated February 28, 2019, on the consolidated financial statements, refers to a change in the method of accounting for revenue recognition.

Our report dated February 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Qurate Retail, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

Information technology general controls (ITGCs) were not designed and operating effectively to ensure (i) that access to applications and data, and the ability to make program and job changes, were adequately restricted to appropriate personnel and (ii) that the activities of individuals with access to modify data and make program and job changes were appropriately monitored. Our business process controls (automated and manual) that are dependent on the affected ITGCs were also deemed ineffective because they could have been adversely impacted. Further, certain review controls intended to ensure revenue is recorded completely and accurately in the UK were not deemed effective.

/s/ KPMG LLP

Denver, Colorado

December 5, 2019